EXHIBIT 10.2


                   CONSTRUCTION MANAGEMENT AGREEMENT



              Part 1.  Construction Management Agreement


This Construction Management Agreement (this "Agreement") is entered into between Beijing Dahua Real Estate Development, Ltd. (the "Principal") and Aocheng Construction Management Ltd. ("Agent")


1. The Principle hereby engage the Agent to oversee the management of the construction project (the "Project") as described below:

  Name of Project:     Seven items in Dahua Garden Model A housing units
  Project Location:    North Qijia Township, Changping District
  Project Scope:       23,188 square meters of construction area
  Total investment:    RMB 18,548,000 yuan


2.    All defined terms herein shall have the same meaning as those in
Part 2. Standard Conditions.


3.    The following documents are part of this Agreement:

   1)   Bidding and award documents for the management services;

   2)   The Standard Conditions of this Agreement;

   3)   The Special Conditions of this Agreement;

   4) All supplements and amendments to this Agreement executed by the parties during the performance of this Agreement.


4. The Agent hereby undertakes that, pursuant to the terms and conditions of this Agreement, it will provide the management services set forth in the Special Conditions of this Agreement.


5. The Principal hereby undertakes that it will compensate the Agent for its management services on a timely basis in the manner and currency as specified in this Agreement.


This Agreement shall take effect on October 15, 2003, the performance of which shall be completer by June 20, 2004.

This Agreement shall be executed in four (4) counterparts, each of which shall have the same force and effect. Each party shall hold one (1) copy.


Beijing Dahua Real Estate Development, Ltd.
(Principal):  (Corporate Seal)

By: /s/ Yonglin Du
---------------------
Yonglin Du, President



Aocheng Construction Management Ltd.
(Agent):  (Corporate Seal)


/s/ Wenjun Wang
-------------------------
Wenjun Wang, President



              This Agreement is executed on September 24, 2003.







                     Part 2.  Standard Conditions


Definitions, Scope, Laws and Regulations

1. Unless otherwise defined underunder, the following terms shall have the meaning below:

     1) "Project" shall mean the project to be managed by the Agent as entrusted by the Principal.

     2) "Principal" shall mean the party that made the direct investment and entrusted the management services, including its legal successors and assigns.

     3) "Agent" shall mean the party responsible for the management of the Project, including its legal successors and assigns.

     4) "Management Office" shall mean the organization dispatched to the site to manage the Project.

     5) "Chief Management Engineer" shall mean the person dispatched to the Management Office by the Agent and approved by the Principal with full authority to perform this Agreement.

     6) "Contractor" shall mean the party other than the Agent that enter into contract(s) with the Principal in connection with the construction of the Project.

     7) "Agent's Normal Work" shall mean the management work specified in the Special Conditions and entrust to the Agent by the Principal.

     8) "Agent's Additional Work" shall mean (i) the additional work beyond the scope as entrusted, which is agreed upon by the parties in writing; (ii) the additional work or time resulting from by stoppage or delay caused by the Principal or Contractor.

     9) "Agent's Extra Work" means the extra work in addition to normal work and Agent's Additional Work, the work to be completed by the Agent pursuant to Section 38, and the remaining work or restoration work after the termination of Agent's work for reasons unrelated to Agent's fault.

     10) "Day" means the time period from 0:00 hour to 0:00 hour of the following day.

     11) "Month" means the time period from any given day of a month to the date which is one day prior to the corresponding day of the following month.


2. This Construction Management Agreement shall be governed by the national laws and administrative law rules, as well as departmental and local rules and regulations as specified in the Special Conditions hereunder.

3. This Agreement shall be written, construed and interpreted in Chinese. In the event two or more languages are used in the Special Conditions, Chinese shall prevail in the construction and interpretation of this Agreement.

4. Agent shall establish a management office and appoint its staff pursuant to this Agreement. Agent shall submit to the Principal the names of the Chief management Engineer and key members of the management office, management plan, the scope of the management work. During the performance of the management services, Agent shall report to the Principal periodically pursuant to this Agreement.

5. During the performance of this Agreement, Agent shall work diligently and industriously, and provide Principal with advice commensurate with its expertise, and protect the legal rights of the parties.

6. The facilities and instruments provided to the Agent by the Principal belong to the Principal. Upon completion or termination of the management services, Agent shall return such facilities and instruments to the Principal in the manner and at the time as provided under this Agreement.

7. During and after the termination of this Agreement, no party shall disclose the confidential information relating to the Project and this Agreement without the consent of the other party.


Principal's Obligations


8. Prior to the commencement of the management services, Principal shall make advance payment to the Agent.

9. Principal shall be responsible for the coordination of external relations of the Project to provide external conditions for the management work. If such coordination is to be undertaken by the Agent in whole of in part when needed, the coordination work to be entrusted to the Agent must be specified in the Special Conditions and compensated accordingly.

10. Principal shall provide Agent with all engineering documentation needed for the management work free of charge within the time frame as specified herein.

11. Principal shall notify Agent of its decisions in writing at the written request of the Agent with the time frame specified in the Special Conditions of this Agreement.

12. Principal shall appoint an on-site representative who is familiar with the Project and able to make timely decisions as liaison with Agent. Principal shall give Agent advance notice when it changes the representative.

13. Principal shall give Agent management authority, notify chosen contractors of the responsibilities of the key management personnel of Agent, and make specific provisions of such matters in Principal's contracts with third parties.

14. Principal shall provide Agent with the following materials on a timely basis so as not to interfere with Agent's performance of the management work.

      1) List of suppliers of raw materials, components, machinery and equipment used in the Project.

      2)  List of supporting and related parties.

15. Providing, free of charge, offices, communications equipment, accommodations at the Project site for Agent's personnel, facilities specified in the Special conditions, and reasonable compensation for the Agent's own equipment (compensation = time for depreciation x original price of equipment + maintenance fee).

16. When needed and upon agreement by the parties, Principal shall provide Agent with other personnel free of charge as specified in the Special Conditions of this Agreement.


Agent's Rights


17.   Agent shall have the following rights with the scope of the
Project:

      1)   Recommending the general contractor for the Project.

      2)   Recommending subcontractors for the Project.

      3) Making suggestions to Principal regarding the scope, design standard, planning, production process design and applications functions of the Project.

      4) Making suggestions to Principal with respect to technical issues of the Project design to ensure safety and maximize results. Principal's consent will be needed if such suggestions may increase the Project's costs or time. Agent must give Principal a written report and request a redesign upon its discovery of any deviations in design from the quality standards either published by the government or specified in this Agreement.

      5) Reviewing construction organization design and technical plan, making suggestions or giving written report to Principal to ensure quality, timely completion and cutting costs of the Project.

      6) Coordinating activities among various parties and report important coordination issues to Principal.

      7) With the consent of Principal, Agent has the right to issue work orders, suspension orders, resume work orders. If no report was given to Principal at the time of the order due to special circumstances, a written report must be given within 24 hours of the order.

      8) Conducting project materials and construction quality inspection. Agent has the right to order the contractor to stop using materials, components and equipment that fail to meet the quality standards of issued by the government or specified in the Agreement. For work process or Project phases not in compliance with quality standards or unsafe practices, Agent has the right to order contractors to stop work, rectify or re-work. Contractors may not resume work without receiving a order to resume work from Agent.

      9) Agent has the right to inspect and supervise the work process of the Project, and sign off on completion date, or accelerated or delayed completion date as specified in the agreement.

     10) Agent shall have the right to review and authorize payments for work done with the scope of the Project, as well to confirm or reject settlement. Agent shall not make any payment with the signature and confirmation of the Chief Management
           Engineer.


18. With authorization of the Principal, Agent may change the obligations of contractor as specified in the contracts. Advance consent by Principal is needed if such change may materially affect the Project's cost, quality or progress. If consent cannot be obtained in case of an emergency, Agent must notify Principal of such change as soon as possible. Upon discovery of any instance of contractor's incompetence, Agent may request contract to change certain personnel involved.

19. If there is any complaint or claim (including the claim for indemnification) between the Principal and contractors within the scope of the Project, such complaint or claim must be brought to Agent for handling to be confirmed by the parties. In the event of a dispute between Principal and contractor, Agent shall make independent judgment and fairly mediate the dispute. If the dispute is arbitrated by government authorities or an arbitrator, Agent must provide factual evidence.


Principal's Rights


20. Principal has the right to select, and sign contracts with, the general contractor for the Project.

21. Principal has the right to confirm the scope, design standards, planning, production process design and design functionality of the Project, and to approve any change to the design of the Project.

22. Agent must obtain consent from Principal before changing the Chief Management Engineer.

23. Principal has the right to request that Agent provide monthly management report and special report within the scope of Project management.

24. Upon discovery by Principal that Agent's personnel is not performing its management duties pursuant to this Agreement, or Agent conspires with contractors resulting in damages to the Project, principal has the right to request that Agent replace its personnel, or to terminate the Agreement and pay for damages jointly and severally.


Agent's Obligations


25. Agent's obligations shall be in effect during the term of this Agreement. In the management process, the parties shall agree to extend the Agreement if there is postponement or delay beyond the date provided in the Agreement.

26. While Agent's obligations are in effect, Agent must fulfill its obligations hereunder. If Agent's fault results in monetary damages, Agent shall indemnify Principal (except for situations provided for in Section
24 hereof), which shall not exceed the total compensation for Agent's management services (excluding tax).

27. Agent shall not be held liable for breaches by contractors in Project quality and time for completion (drawing and delivery). Nor shall Agent be held liable for failure to perform the Agreement in whole or in part in the event of force majeure. Agent shall be held liable to Principal for breaches as set forth in Section 5.

28. In the event any claim filed by Agent against the Principal is dismissed, Agent shall indemnify Principal for all expenses incurred in connection with the dismissed claim.


Principal's Obligations


29. Principal shall fulfill its obligations under this Agreement. In the event of breach, Principal shall indemnify Agent for the damages. If Agent sustains damages not caused by its own fault, Agent may demand indemnification from Principal

30. In the event any claim filed by Principal against the Agent is dismissed, Principal shall indemnify Agent for all expenses incurred in connection with the dismissed claim.


Effectiveness, Amendment and Termination

31. If the management work is postponed or delayed caused by either party, which results in Additional Work or extended time, Agent shall promptly notify Principal of the situation and its potential consequences. The management services shall be extended accordingly and Additional Work shall be compensated.

32. If circumstances change after the execution of this Agreement, which result in Agent's failure to perform the Agreement in whole or in part, Agent shall promptly notify Principal. The time for the management services shall be extended accordingly, which shall not exceed 42 days, and compensated as agreed by the parties.

33. Upon completion of Project inspection and acceptance by the Principal, Agent shall execute a Project Warrantee Service Agreement. This Agreement shall terminate after payment of the remaining fees to Agent.
The obligations during the Warrant Service period shall be provided for in the Special Conditions.

34. If a party wants to terminate this Agreement, it shall give the other party 42 days notice. If termination of Agreement results in damages to one party, the party responsible for the damages shall indemnify the other, unless the party is exempted from liability by law.

Any amendment or termination of this Agreement shall be in writing, in the absence of which the original Agreement shall remain effective.

35. If Agent does not receive payment for its service for a period of 30 days, and principal fails to give Agent an explanation in writing, or the management services are suspended for over 6 months pursuant to Sections 33 and 34, Agent may notify Principal of its intention to terminate this Agreement. If Principal dose not respond within 14 days after such notice, Agent shall serve another termination notice. If Principal does not respond with 42 days after the second termination notice, Agent may terminate the Agreement, suspend services or performance of this Agreement in while or in part. In such an event, Principal shall be liable for its breach.

36. If Agent suspends or terminates the management services not due to its own fault, the clean up work or resumption of work shall be deemed as Extra Work. Agent shall be entitled to receive compensation for such Extra Work.

37. If Agent fails to fulfill its management obligations without proper justification, Principal shall notify Agent of its failure to perform.
If Agent does not respond within 21 days after the notice, Principal may give Agent termination notice within 35 days after the first notice, upon which this Agreement shall be terminated and Agent shall be liable for its breach.

38. Termination of Agreement shall not affect the parties respective rights and obligations hereunder.


Agent's Compensation


39. Compensation for normal management work, Additional Work and Extra Work shall be calculated and paid on time pursuant to Section 40 of the Special Conditions of this Agreement.

40. If Principal does not make payment for Agent's services on time, it shall pay a penalty to Agent from the date as specified in the Agreement.

41. The currency and exchange rate of the management fee shall be specified in the Special Conditions.

42. If principal disagrees with Agent on all or part of management fee invoiced by the Agent, it shall notify Agent of its disagreement within 24 hours after receipt of the invoice. Principal may not delay the part of payment with which it does not disagree.


Other


43. All necessary expenses incurred by Agent's personnel in connection with business travel, as well as material and equipment testing shall be, upon approval by Principal, be reimbursed to Agent.

44. When expert consultation or assistance is need within the scope of management, if the service is retained by Agent, Agent shall be responsible for the expenses, and if the service is retained by Principal, Principal shall be responsible for the expenses.

45. If a reasonable suggestion raised by Agent during the management process results in savings to Principal, Principal shall give Agent a bonus pursuant to Special conditions.

46. Agent's personnel at the Project site may not receive any compensation or economic benefit from contractors for the Project. Agent shall not engage in any activity in connection with this agreement which may have a conflict of interest with Principal.

47. Agent may not disclose any confidential information provided or claimed by the Principal, designer or contractors.

48. Agent shall retain the copyright to all the documentation compiled by it. Principal may only use or reproduce such documentation for the Project.


Dispute Resolution


49. Any dispute regarding damages resulting from breach or termination of this Agreement shall be resolved through discussion. If the parties fail to resolve the dispute, the matter shall be submitted to the relevant authority for mediation. If the dispute still cannot be resolve, it shall be submitted to arbitration or legal proceeding.




                         Part 3, Special Conditions



2. Governing laws and bases for management: Construction Law of the People's Republic of China, Quality Management Regulations, Management Rules, Beijing local laws and regulations, Contract Law of the People's Republic of China, Construction Project Inspection and Acceptance Standards, current national and local technical standards.

4. Management Scope and Work: Civil engineering, heating and electric engineering work during the construction phase of 7 items of Model A housing, including quality control, progress control, investment control, contract management, information management, coordination among the parties and construction safety.

9.   External Condition shall include:

10.  Principal shall provide engineering documentation by September 2003.

11. Principal shall give Agent written response with 7 days of Agent's request.

12.  Principal's representative shall be Huang Minjian.

15. Principal shall provide the following to Agent free of charge: 2 offices, 4 rooms for living accommodation, 4 computers, and various office furniture.

The following are Agent's own facilities to be compensated by Principal:

16. During the term of management, Principal shall provide Agent with 0 personnel, whose work shall be assigned by the Chief Management Engineer. When service is involved, such personnel shall only receive orders from the Chief Management Engineer. Principal shall also provide Agent with 0 service personnel. Agent shall cooperate with such service personnel, but shall not be held liable for such personnel's acts.

26. In the event of dereliction of duty by Agent, Agent agrees to be responsible for damages not exceeding the total fees (excluding tax):
Damages = direct economic loss * compensation ratio (excluding tax)

Principal agrees to compensate Agent to be calculated as provided below at times and in the amounts specified hereunder:

Total investment * Compensation rate = 18,548,000 RMB * 1.8% = 333,860 RMB.

Principal agrees to pay for Additional Work to be calculated as provided below at times and in the amounts specified hereunder:

(Compensation = Additional work days * Contract Compensation / Total management days) Additional work days * 100 RMB / additional work day.

Principal agrees to pay for Extra Work to be calculated as provided below at times and in the amounts specified hereunder: Extra work days * 100 RMB
 / management service day.

41. The parties agree that payment shall be made in RMB, calculated at _____exchange rate.

45.  Bonus:  Bonus amount = Savings * Compensation Rate

49. When there is a dispute, the parties shall promptly discuss. If discussion fails, the parties agree to arbitration (no arbitration body is provided for herein, if arbitration fails, the parties may bring legal proceedings.)

Extra clause:

Management fees shall be paid in four installments: (1) 10% within 10 days after the management personnel enters work site; (2) 60% with 1 week after completion of roof on the main structure; (3) 25% within 14 days after completion, inspection and acceptance; (4) 5% on the first anniversary of completion, inspection and acceptance.